Item 77M - DWS High Income Fund


On February 1, 2011 (the "Effective Date"), DWS
High Income Fund (the "Predecessor Fund"), a series of DWS High Income Series, a Massachusetts business trust (Registration Nos.
002-
60330 and 811-02786), was reorganized into DWS
High Income Fund (the "Acquiring Fund"), a corresponding newly created "shell" series of DWS Income Trust, a Massachusetts business trust
(Registration Nos. 002-91577 and 811-04049).  On
the Effective Date, all of the assets and liabilities of the Predecessor Fund were transferred to the Acquiring Fund. With the exception of the differing trust of which it is a series, the Acquiring Fund is substantially similar to its corresponding Predecessor Fund.

All financial and other relevant information for the Predecessor Fund for the six-month period ended March 31, 2011 is reported on the Form N-
SAR filed by the Acquiring Fund for the same period.
E:\Electronic Working Files\03 - NSAR\2011\3-31-
11\DWS High Income Series (Shell)\03-
Exhibits\Item 77M HIF.Docx